FOR IMMEDIATE RELEASE

January 27, 2010

Contact:

Susan Jordan

(732) 577-4056

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   January 27, 2010…

  Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA) has announced the acquisition of a 184,317 square foot industrial building located in the Valwood Industrial Park at 2000 Luna Road, Dallas County, Carrollton, Texas, at a purchase price of approximately $17,900,000.  The property is net-leased through January 31, 2019 to Carrier Enterprise LLC., a Delaware limited liability company, which assumed the original lease from Carrier Corporation, a Delaware corporation, which guarantees the lease agreement.

The building was constructed in 2009.   Darren Sides, Porthaven Partners LLC, acted as broker to Monmouth in this transaction.

Eugene W. Landy, President, commented, “Carrier, a division of United Technologies, is one of the world’s largest providers of air-conditioning, heating, and refrigeration systems.  This property is very well located near the Dallas/Fort Worth International Airport.  Because Monmouth Real Estate invests in high quality, net-leased industrial properties on long-term leases to investment grade tenants, we have grown our portfolio at a measured pace.  Thus far, fiscal 2010 has provided us with a very good acquisition environment.  This acquisition increases our gross leasable area to approximately 6.9 million square feet.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio now consists of sixty-one industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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